UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 20, 2009

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 20, 2009, American Tower Corporation (the “Company”) completed an institutional private placement of $600.0 million aggregate principal amount of its 4.625% senior unsecured notes due 2015 (the “Notes”), which resulted in net proceeds to the Company of approximately $594.2 million, after deducting commissions and estimated expenses. The Company will use $508.9 million of the net proceeds to finance the redemption of its outstanding 7.125% senior notes due 2012. The remainder of the net proceeds will be used for general corporate purposes.

On October 20, 2009, the Company entered into an Indenture (the “Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the Notes. The Notes were sold within the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes will mature on April 1, 2015 and bear interest at a rate of 4.625% per annum. Accrued and unpaid interest on the notes will be payable in U.S. Dollars semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2010, to the persons in whose names the notes are registered at the close of business on the preceding March 15 and September 15, respectively. Interest on the notes will accrue from October 20, 2009 and will be computed on the basis of a 360-day year comprised of twelve 30-day months. The terms of the Indenture, among other things, limit the Company’s ability to merge, consolidate or sell assets and the Company’s and its subsidiaries’ abilities to incur liens. These covenants are subject to a number of exceptions, including that the Company and its subsidiaries may incur liens on assets, mortgages or other liens securing indebtedness, if the aggregate amount of such liens shall not exceed 3.5x Adjusted EBITDA as defined in the Indenture.

The Company may redeem the Notes at any time at a redemption price equal to 100% of the principal amount, plus a make-whole premium, together with accrued interest to the redemption date. In addition, if the Company undergoes a Change of Control and Ratings Decline, each as defined in the Indenture, the Company may be required to repurchase all of the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any), up to but not including the repurchase date.

The Indenture provides that each of the following is an event of default (“Event of Default”): (i) default for 30 days in payment of any interest due with respect to the Notes; (ii) default in payment of principal or premium, if any, on the Notes when due, at maturity, upon any redemption, by declaration or otherwise; (iii) failure by the Company to comply with covenants in the Indenture or Notes for 90 days after receiving notice; and (iv) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries. If any Event of Default arising under clause (iv) above occurs, the principal amount and accrued and unpaid interest on all the outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the entire principal amount on all the outstanding Notes to be due and payable immediately.

On October 20, 2009, in connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (as representatives of the Purchasers named therein). Pursuant to the terms of the Registration Rights Agreement, the Company agreed to file a registration statement to exchange the Notes for a new issue of identical exchange notes under the Securities Act. The Company also agreed to use its reasonable best efforts to cause the registration statement to become effective on or prior to 335 days after the issuance of the Notes. Under certain circumstances, the Company may be required to effect a shelf registration statement to cover resales of the Notes. If (i) on or prior to the 335th day following the date of issuance of the Notes, the Company fails to cause the exchange offer registration statement or a shelf registration statement be declared effective, (ii) on or prior to the 365th day following the date of issuance of the Notes, the Company fails to consummate the exchange offer, or (iii) a registration statement thereafter ceases to be effective or usable (each such failure a “Registration Default”), the Company will be obligated to pay additional interest on the Notes at a rate of 0.25% per annum for the first 90-day period immediately following a Registration Default, and up to a maximum amount of additional interest of 0.50% per annum until all such Registration Defaults have been cured.

The foregoing is only a summary of certain provisions and is qualified in its entirety by the terms of the Indenture (including the form of Note) and the Registration Rights Agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION
(Registrant)

Date: October 20, 2009	By:	/s/ THOMAS A. BARTLETT
Thomas A. Bartlett
Executive Vice President and Chief Financial Officer

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